Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Management and Board of Directors
NRG Energy, Inc.:

We consent to the use of our report dated June 6, 2013, with respect to the combined balance sheets of NRG Yield as of December 31, 2012 and 2011, and the related combined statements of operations, comprehensive (loss)/income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 5, 2013